EX 99.28(e)(1)(ii)

Amendment to JNL Investors Series Trust

Second Amended and Restated Distribution Agreement

This Amendment is made by and between JNL Investors Series Trust, a Massachusetts business trust (the “Trust”), and Jackson National Life Distributors LLC (“JNLD”), a broker-dealer registered with the U.S. Securities and Exchange Commission and the Financial Industry Regulatory Authority.

Whereas, the Trust and JNLD (the “Parties”) entered into a Second Amended and Restated Distribution Agreement effective as of July 1, 2017 (the “Agreement”), whereby the Trust appointed JNLD as distributor (the “Distributor”) of the shares of the separate funds (the “Funds”) set forth on Schedule A of the Agreement.

Whereas, the Board of Trustees of the Trust has approved the following changes (collectively, the “Changes”), effective September 25, 2017:

1)	An increase in the 12b-1 fee payable by the JNL/PPM America Low Duration Bond Fund, for Class A, from 0.20% to 0.30%.

2)	The addition of Class I for the JNL/PPM America Low Duration Bond Fund.

3)	The addition of the JNL Government Money Market Fund for Class I to the Agreement.

Whereas, pursuant to the approval of the Changes, as outlined above, the Parties have agreed to amend Schedule A of the Agreement, effective September 25, 2017, to:

1)	Update the 12b-1 fee payable by the JNL/PPM America Low Duration Bond Fund, for Class A, from 0.20% to 0.30%.

2)	Add a Class I reference for the JNL/PPM America Low Duration Bond Fund.

3)	Add the JNL Government Money Market Fund with a Class I reference with “None” designated as the Class I fee for the JNL Government Money Market Fund.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated September 25, 2017, attached hereto.

2)
Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

3)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Trust and the Distributor have caused this Amendment to be executed, effective September 25, 2017.

Attest:		JNL Investors Series Trust

By:	/s/ Norma M. Mendez	By:	/s/ Kristen K. Leeman
	Norma M. Mendez	Name:	Kristen K. Leeman
		Title:	Assistant Secretary

Attest:		Jackson National Life Distributors LLC

By:	/s/ Kiana Rogers	By:	/s/ Alison Reed
	Kiana Rogers	Name:	Alison Reed
		Title:	EVP JNLD Operations

Schedule A
Dated September 25, 2017

Fund	Class	Maximum 12b-1 Fee[1]
JNL/PPM America Low Duration Bond Fund	Class A Class I	0.30% None
JNL Government Money Market Fund	Class I	None

1 As a percentage of the average daily net assets attributable to the specified class of shares.

A-1